Press Release

Exhibit 99.1
Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER EARNINGS AND
FINANCIAL RESULTS

RED BANK, NEW JERSEY, April 23, 2020…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), today announced that net income was $16.5 million, or $0.27 per diluted share, for the quarter ended March 31, 2020, as compared to $21.2 million, or $0.42 per diluted share, for the corresponding prior year period.
The results of operations for the quarter ended March 31, 2020 include merger related expenses, branch consolidation expenses, and the Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”) opening credit loss expense under the Current Expected Credit Loss (“CECL”) model, which decreased net income, net of tax benefit, by $10.4 million. Excluding these items, core earnings for the quarter ended March 31, 2020 was $27.0 million, or $0.45 per diluted share. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of merger related, branch consolidation, and the Two River and Country Bank opening credit loss expenses). The first quarter results were also impacted by the COVID-19 outbreak, through both higher credit loss expense and increased operating expense.

Highlights for the quarter are described below:

•	Strong organic loan originations of $426.2 million provided total loan growth of $158.4 million (excluding acquired loans) with a record pipeline of $525.3 million at March 31, 2020.

•
On January 1, 2020, the Company completed its acquisitions of Two River and Country Bank. Two River added $1.2 billion to assets, $940.8 million to loans, $85.2 million to goodwill, and $941.8 million to deposits. Country Bank added $832.8 million to assets, $618.7 million to loans, $39.9 million to goodwill, and $652.7 million to deposits.

•
The Company anticipates full integration of operations and the elimination of eight duplicate branches in Two River’s market area in May 2020, resulting in cost savings in future periods. The Bank expects to consolidate an additional five branches, also in May, independent of the acquisitions; bringing the total number of branches consolidated to 53 over the past four years.

•
The Company adopted Accounting Standards Update (“ASU”) 2016-13, “Measurement of Credit Losses on Financial Instruments,” which increased credit loss expense by $9.6 million from the prior linked quarter.

•
The Company’s first quarter results were adversely impacted by the COVID-19 outbreak, including an estimated increase in credit loss expense of $7.2 million and an increase in operating expense of $1.0 million. Refer to exhibits filed with the earnings release on Form 8-K for prospective information related to the impact of COVID-19.

“Since the beginning of March, our efforts have largely focused on mitigating the impact of COVID-19 on our employees, customers, and community. We have emphasized employee safety through our work from home initiatives, temporary branch closures, and dispersion of key functions,” said Chairman and Chief Executive Officer, Christopher D. Maher. Mr. Maher added, “We are supporting borrowers impacted by COVID-19 with payment relief programs, as well as waiving certain fees for our loan and deposit customers. Subsequent to quarter end, we have actively participated in the SBA’s Paycheck Protection Program, assisting local businesses to retain an estimated 36,000 employees.”
The Company announced that the Company’s Board of Directors declared its ninety-third consecutive quarterly cash dividend on common stock. The dividend, related to the three months ended March 31, 2020, of $0.17 per share will be paid on May 15, 2020 to stockholders of record on May 4, 2020.
Results of Operations
On January 31, 2019, the Company completed its acquisition of Capital Bank of New Jersey (“Capital Bank”) and its results of operations are included in the consolidated results for the quarter ended March 31, 2020, but are excluded from the results of operations for the period from January 1, 2019 to January 31, 2019.
On January 1, 2020, the Company completed its acquisitions of Two River and Country Bank and their respective results of operations from January 1, 2020 through March 31, 2020 are included in the consolidated results for the quarter ended March 31, 2020, but are not included in the results of operations for the corresponding prior year period.
Net income for the quarter ended March 31, 2020, was $16.5 million, or $0.27 per diluted share, as compared to $21.2 million, or $0.42 per diluted share, for the corresponding prior year period. Net income for the quarter ended March 31, 2020 included merger related expenses, branch consolidation expenses, and the Two River and Country Bank opening credit loss expense under the CECL model, which decreased net income, net of tax benefit, by $10.4 million. Net income for the quarter ended March 31, 2019 included merger related and branch consolidation expenses, which decreased net income, net of tax benefit, by $4.4 million. Excluding these items, net income for the quarter ended March 31, 2020 increased over the same prior year period, primarily due to the acquisitions of Two River and Country Bank.
Net interest income for the quarter ended March 31, 2020 increased to $79.6 million, as compared to $64.4 million for the same prior year period, reflecting an increase in interest-earning assets. Average interest-earning assets increased by $2.186 billion for the quarter ended March 31, 2020, as compared to the same prior year period. The average for the quarter ended March 31, 2020 was favorably impacted by $1.762 billion of interest-earning assets acquired from Two River and Country Bank. Average loans receivable, net, increased by $2.083 billion for the quarter ended March 31, 2020, as compared to the same prior year period. The increase attributable to the acquisitions of Two River and Country Bank were $1.546 billion. The net interest margin for the quarter ended March 31, 2020 decreased to 3.52% from 3.78%, for the same prior year period. For the quarter ended March 31, 2020, the cost of average interest-bearing liabilities increased to 1.05%, from 0.89% in the corresponding prior year period. The total cost of deposits (including non-interest bearing deposits) was 0.70% for the quarter ended March 31, 2020, as compared to 0.57%, in the same prior year period. Deposit costs increased primarily due to the addition of higher priced deposits as a result of the Two River and Country Bank acquisitions.
Net interest income for the quarter ended March 31, 2020, increased by $16.3 million, as compared to the prior linked quarter, as average interest-earning assets increased by $1.886 billion. The net interest margin increased to 3.52% for the quarter ended March 31, 2020, as compared to 3.48% for the prior linked quarter. The increase was primarily due to a net increase in purchase accounting accretion of eight basis points as a result of the acquisition of Two River and Country Bank. Excluding the impact of purchase accounting and prepayment fees, the core net interest margin expanded by one basis point. The total cost of deposits (including non-interest bearing deposits) was 0.70% for the quarter ended March 31, 2020, as compared to 0.64% for the quarter ended December 31, 2019.
For the quarter ended March 31, 2020, the credit loss expense was $10.0 million, as compared to $620,000 for the corresponding prior year period, and $355,000 in the prior linked quarter. Net loan charge-offs were $1.2 million for the quarter ended March 31, 2020, as compared to $492,000 in the corresponding prior year period, and $139,000 in the prior linked quarter. Quarterly net charge-offs included $949,000 taken on the sale of higher risk residential loans. Non-performing loans totaled $16.3 million at March 31, 2020, as compared to $17.8 million at December 31, 2019 and $20.9 million at March 31, 2019. Credit expense was significantly influenced by actual and expected economic conditions due to the COVID-19 outbreak. Refer to exhibits filed with the earnings release on Form 8-K for detailed information on credit loss expense.
For the quarter ended March 31, 2020, other income increased to $13.7 million, as compared to $9.5 million, for the corresponding prior year period. The increase was partly due to the impact of the Two River and Country Bank acquisitions, which added $558,000 and $162,000, respectively, to other income for the quarter ended March 31, 2020. Excluding the Two River and Country Bank acquisitions, the increase in other income for the quarter ended March 31, 2020 was primarily due to an increase in commercial loan swap fee income of $3.6 million, as compared to the corresponding prior year period.
For the quarter ended March 31, 2020, other income increased by $2.5 million, as compared to the prior linked quarter. The increase was partially due to the impact of the Two River and Country Bank acquisitions and an increase in commercial loan swap fee income of $2.0 million.
Operating expenses increased to $62.8 million for the quarter ended March 31, 2020, as compared to $47.3 million in the same prior year period. Operating expenses for the quarter ended March 31, 2020 included $11.1 million of merger related and branch consolidation expenses, as compared to $5.4 million of merger related and branch consolidation expenses, in the same prior year period. Excluding the impact of merger related and branch consolidation expenses, the change in operating expenses over the prior year were due to the Two River and Country Bank acquisitions, which added $5.3 million and $3.2 million, respectively, for the quarter ended March 31, 2020. The remaining increase in operating expenses was primarily due to expenses relating to the COVID-19 outbreak of $1.0 million.
For the quarter ended March 31, 2020, operating expenses increased by $9.4 million, as compared to the prior linked quarter, excluding merger related and branch consolidation expenses for both periods and non-recurring professional fees of $1.3 million for the quarter ended December 31, 2019. The increase in operating expenses was due to the Two River and Country Bank acquisitions and the expenses relating to the COVID-19 outbreak.

   The provision for income taxes was $4.0 million for the quarter ended March 31, 2020, as compared to $4.8 million, for the same prior year period. The effective tax rate was 19.7% for the quarter ended March 31, 2020, as compared to 18.6% for the same prior year period. The higher effective tax rate in the current year period is primarily due to the impact of a New Jersey tax code change.
Financial Condition
Total assets increased by $2.243 billion, to $10.489 billion at March 31, 2020, from $8.246 billion at December 31, 2019, primarily as a result of the acquisitions of Two River and Country Bank, which added $2.031 billion to total assets. Loans receivable, net of allowance for credit losses, increased by $1.706 billion, to $7.914 billion at March 31, 2020, from $6.208 billion at December 31, 2019, due to acquired loans from Two River and Country Bank of $1.559 billion. As part of the acquisitions of Two River and Country Bank, the Company’s goodwill balance increased to $500.1 million at March 31, 2020, from $374.6 million at December 31, 2019 and the core deposit intangible increased to $28.3 million, from $15.6 million.
Deposits increased by $1.563 billion, to $7.892 billion at March 31, 2020, from $6.329 billion at December 31, 2019, primarily due to acquired deposits from Two River and Country Bank of $1.594 billion. The loan-to-deposit ratio at March 31, 2020 was 100.3%, as compared to 98.1% at December 31, 2019.
Stockholders’ equity increased to $1.410 billion at March 31, 2020, as compared to $1.153 billion at December 31, 2019. The acquisitions of Two River and Country Bank added $261.4 million to stockholders’ equity. At March 31, 2020, there were 2,019,145 shares available for repurchase under the Company’s stock repurchase program. For the quarter ended March 31, 2020, the Company repurchased 648,851 shares under the repurchase program at a weighted average cost of $22.83. The Company suspended its repurchase activity on February 28, 2020. Tangible stockholders’ equity per common share decreased to $14.62 at March 31, 2020, as compared to $15.13 at December 31, 2019.

Asset Quality
The Company’s non-performing loans decreased to $16.3 million at March 31, 2020, as compared to $17.8 million at December 31, 2019. Non-performing loans do not include $59.8 million of purchased with credit deterioration (“PCD”) loans acquired in the Two River, Country Bank, Capital Bank, Sun Bancorp, Inc. (“Sun”), Ocean Shore Holding Co. (“Ocean Shore”), Cape Bancorp, Inc. (“Cape”), and Colonial American Bank (“Colonial American”) acquisitions (“Acquisition Transactions”). The Company’s other real estate owned totaled $484,000 at March 31, 2020, as compared to $264,000 at December 31, 2019.
At March 31, 2020, the Company’s allowance for loan losses was 0.37% of total loans, an increase from 0.27% at December 31, 2019. The allowance for credit losses as a percent of total non-performing loans was 182.2% at March 31, 2020, as compared to 94.4% at December 31, 2019.

Explanation of Non-GAAP Financial Measures
Reported amounts are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, branch consolidation expenses, Two River and Country Bank opening credit loss expense under the CECL model, non-recurring professional fees, compensation expense due to the retirement of an executive officer, and reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
As previously announced, the Company will host an earnings conference call on Friday, April 24, 2020 at 11:00 a.m. Eastern Time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10141831 from one hour after the end of the call until July 24, 2020. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $10.5 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City.  OceanFirst Bank delivers commercial and residential financing solutions, trust and asset management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.
OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share amounts)

	March 31, 2020	December 31, 2019	March 31, 2019
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$256,470	$120,544	$134,235
Federal funds sold	—	—	18,733
Debt securities available-for-sale, at estimated fair value	153,738	150,960	122,558
Debt securities held-to-maturity, net of allowance for credit losses of $2,529 at March 31, 2020 (estimated fair value of $928,582 at March 31, 2020, $777,290 at December 31, 2019, and $896,812 at March 31, 2019)	914,255	768,873	900,614
Equity investments, at estimated fair value	14,409	10,136	9,816
Restricted equity investments, at cost	81,005	62,356	55,663
Loans receivable, net of allowance for credit losses of $29,635 at March 31, 2020, $16,852 at December 31, 2019 and $16,705 at March 31, 2019	7,913,541	6,207,680	5,968,830
Loans held-for-sale	17,782	—	—
Interest and dividends receivable	27,930	21,674	22,294
Other real estate owned	484	264	1,594
Premises and equipment, net	104,560	102,691	113,226
Bank Owned Life Insurance	261,270	237,411	234,183
Assets held for sale	3,785	3,785	4,522
Other assets	211,476	169,532	112,955
Core deposit intangible	28,276	15,607	18,629
Goodwill	500,093	374,632	375,096
Total assets	$10,489,074	$8,246,145	$8,092,948
Liabilities and Stockholders’ Equity
Deposits	$7,892,067	$6,328,777	$6,290,485
Federal Home Loan Bank advances	825,824	519,260	418,016
Securities sold under agreements to repurchase with retail customers	90,175	71,739	66,174
Other borrowings	120,213	96,801	99,579
Advances by borrowers for taxes and insurance	24,931	13,884	15,138
Other liabilities	126,030	62,565	76,393
Total liabilities	9,079,240	7,093,026	6,965,785
Total stockholders’ equity	1,409,834	1,153,119	1,127,163
Total liabilities and stockholders’ equity	$10,489,074	$8,246,145	$8,092,948

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	For the Three Months Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
	|-------------------- (Unaudited) --------------------|
Interest income:
Loans	$89,944	$70,298	$69,001
Mortgage-backed securities	3,844	3,552	4,041
Debt securities, equity investments and other	4,419	3,225	3,380
Total interest income	98,207	77,075	76,422
Interest expense:
Deposits	13,936	10,214	8,639
Borrowed funds	4,626	3,507	3,395
Total interest expense	18,562	13,721	12,034
Net interest income	79,645	63,354	64,388
Credit loss expense	9,969	355	620
Net interest income after credit loss expense	69,676	62,999	63,768
Other income:
Bankcard services revenue	2,481	2,641	2,285
Trust and asset management revenue	515	478	498
Fees and service charges	4,873	4,710	4,516
Net gain on sales of loans	173	1	8
Net unrealized gain (loss) on equity investments	155	(63)	108
Net loss from other real estate operations	(150)	(95)	(6)
Income from Bank Owned Life Insurance	1,575	1,375	1,321
Commercial loan swap income	4,050	2,062	472
Other	25	122	310
Total other income	13,697	11,231	9,512
Operating expenses:
Compensation and employee benefits	29,885	22,518	22,414
Occupancy	5,276	4,071	4,530
Equipment	1,943	1,775	1,946
Marketing	769	840	930
Federal deposit insurance and regulatory assessments	667	296	832
Data processing	4,177	4,078	3,654
Check card processing	1,276	1,557	1,438
Professional fees	2,302	3,641	1,709
Other operating expense	3,802	3,815	3,369
Amortization of core deposit intangible	1,578	998	1,005
Branch consolidation expense	2,594	268	391
Merger related expenses	8,527	3,742	5,053
Total operating expenses	62,796	47,599	47,271
Income before provision for income taxes	20,577	26,631	26,009
Provision for income taxes	4,044	3,181	4,836
Net income	$16,533	$23,450	$21,173
Basic earnings per share	$0.28	$0.47	$0.43
Diluted earnings per share	$0.27	$0.47	$0.42
Average basic shares outstanding	59,876	49,890	49,526
Average diluted shares outstanding	60,479	50,450	50,150

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Commercial:
Commercial and industrial		$502,760	$396,434	$406,580	$392,336	$383,686
Commercial real estate - owner - occupied		1,220,983	792,653	787,752	771,640	802,229
Commercial real estate - investor		3,331,662	2,296,410	2,232,159	2,143,093	2,161,451
Total commercial		5,055,405	3,485,497	3,426,491	3,307,069	3,347,366
Consumer:
Residential real estate		2,458,641	2,321,157	2,234,361	2,193,829	2,162,668
Home equity loans and lines		335,624	318,576	330,446	341,972	351,303
Other consumer		82,920	89,422	98,835	109,015	116,838
Total consumer		2,877,185	2,729,155	2,663,642	2,644,816	2,630,809
Total loans		7,932,590	6,214,652	6,090,133	5,951,885	5,978,175
Deferred origination costs, net		10,586	9,880	8,441	8,180	7,360
Allowance for credit losses		(29,635)	(16,852)	(16,636)	(16,135)	(16,705)
Loans receivable, net		$7,913,541	$6,207,680	$6,081,938	$5,943,930	$5,968,830
Mortgage loans serviced for others		$51,399	$50,042	$54,457	$90,882	$92,274
	At March 31, 2020 Average Yield
Loan pipeline (1):
Commercial	3.95%	$293,820	$219,269	$126,578	$212,712	$122,325
Residential real estate	3.42	223,032	105,396	189,403	82,555	63,598
Home equity loans and lines	4.40	8,429	3,049	3,757	2,550	4,688
Total	3.73%	$525,281	$327,714	$319,738	$297,817	$190,611

	For the Three Months Ended
	March 31, 2020			December 31, 2019	September 30, 2019		June 30, 2019		March 31, 2019
	Average Yield
Loan originations:
Commercial	3.49%	$266,882		$264,938	$315,405		$123,882		$172,233
Residential real estate	3.51	148,675		226,492	156,308		120,771		75,530
Home equity loans and lines	5.13	10,666		12,961	10,498		14,256		13,072
Total	3.54%	$426,223		$504,391	$482,211		$258,909		$260,835	(2)
Loans sold		$7,500	(3)	$110	$—	(3)	$403	(3)	$495

(1)	Loan pipeline includes loans approved but not funded.

(2)	Excludes purchased loans of $100.0 million for residential real estate.

(3)
Excludes the sale of under-performing residential loans of $4.0 million and commercial loans of $5.1 million for the three months ended March 31, 2020, and small business administration loans of $3.5 million and under-performing residential loans of $2.9 million for the three months ended September 30, 2019, and June 30, 2019, respectively.

DEPOSITS	At
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Type of Account
Non-interest-bearing	$1,783,216	$1,377,396	$1,406,194	$1,370,167	$1,352,520
Interest-bearing checking	2,647,487	2,539,428	2,400,331	2,342,913	2,400,192
Money market deposit	620,145	578,147	593,457	642,985	666,067
Savings	1,420,628	898,174	901,168	909,501	922,113
Time deposits	1,420,591	935,632	919,705	921,921	949,593
	$7,892,067	$6,328,777	$6,220,855	$6,187,487	$6,290,485

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Non-performing loans:
Commercial and industrial	$207	$207	$207	$207	$240
Commercial real estate - owner-occupied	4,219	4,811	4,537	4,818	4,565
Commercial real estate - investor	3,384	2,917	4,073	4,050	4,115
Residential real estate	5,920	7,181	5,953	5,747	8,611
Home equity loans and lines	2,533	2,733	2,683	2,974	3,364
Total non-performing loans	16,263	17,849	17,453	17,796	20,895
Other real estate owned	484	264	294	865	1,594
Total non-performing assets	$16,747	$18,113	$17,747	$18,661	$22,489
Purchased with credit deterioration (“PCD”) loans (1)	$59,783	$13,265	$13,281	$13,432	$16,306
Delinquent loans 30 to 89 days	$48,905	$14,798	$19,905	$20,029	$21,578
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$6,249	$6,566	$6,152	$6,815	$6,484
Performing	16,102	18,042	18,977	19,314	19,690
Total troubled debt restructurings	$22,351	$24,608	$25,129	$26,129	$26,174
Allowance for credit losses	$29,635	$16,852	$16,636	$16,135	$16,705
Allowance for credit losses as a percent of total loans receivable	0.37%	0.27%	0.27%	0.27%	0.28%
Allowance for credit losses as a percent of total non-performing loans	182.22	94.41	95.32	90.67	79.95
Non-performing loans as a percent of total loans receivable	0.21	0.29	0.29	0.30	0.35
Non-performing assets as a percent of total assets	0.16	0.22	0.22	0.23	0.28

NET CHARGE-OFFS	For the Three Months Ended
	March 31, 2020		December 31, 2019	September 30, 2019	June 30, 2019		March 31, 2019
Net charge-offs:
Loan charge-offs	$(1,384)		$(445)	$(353)	$(1,138)		$(868)
Recoveries on loans	230		306	549	212		376
Net loan recoveries (charge-offs)	$(1,154)	(2)	$(139)	$196	$(926)	(2)	$(492)
Net loan charge-offs to average total loans (annualized)	0.06%		0.01%	NM*	0.06%		0.03%
Net charge-off detail - (loss) recovery:
Commercial	$59		$163	$256	$(58)		$(58)
Residential real estate	(1,112)		(61)	12	(728)		(425)
Home equity loans and lines	(36)		(240)	(10)	(121)		(4)
Other consumer	(65)		(1)	(62)	(19)		(5)
Net loan recoveries (charge-offs)	$(1,154)	(2)	$(139)	$196	$(926)	(2)	$(492)

(1)	PCD loans are not included in non-performing loans or delinquent loans totals.

(2)	Included in net loan charge-offs for the three months ended March 31, 2020 and June 30, 2019 are $949 and $429, respectively, relating to under-performing loans sold.
* Not Meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$63,726	$342	2.16%	$43,495	$196	1.79%	$79,911	$467	2.37%
Securities (1)	1,186,535	7,921	2.68	1,008,461	6,581	2.59	1,067,150	6,954	2.64
Loans receivable, net (2)
Commercial	4,960,991	59,875	4.85	3,442,771	42,416	4.89	3,211,296	41,408	5.23
Residential	2,473,410	24,628	3.98	2,309,741	22,469	3.89	2,094,131	21,404	4.09
Home Equity	339,003	4,070	4.83	323,878	4,243	5.20	353,358	4,707	5.40
Other	87,478	1,371	6.30	94,350	1,170	4.92	119,185	1,482	5.04
Allowance for credit losses net of deferred loan fees	(10,220)	—	—	(7,932)	—	—	(10,083)	—	—
Loans Receivable, net	7,850,662	89,944	4.61	6,162,808	70,298	4.53	5,767,887	69,001	4.85
Total interest-earning assets	9,100,923	98,207	4.34	7,214,764	77,075	4.24	6,914,948	76,422	4.48
Non-interest-earning assets	1,231,886			977,413			924,368
Total assets	$10,332,809			$8,192,177			$7,839,316
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$2,807,793	5,132	0.74%	$2,562,059	4,477	0.69%	$2,508,669	3,745	0.61%
Money market	614,062	1,040	0.68	592,116	1,243	0.83	623,868	1,157	0.75
Savings	1,403,338	1,555	0.45	899,051	308	0.14	904,047	286	0.13
Time deposits	1,459,348	6,209	1.71	931,228	4,186	1.78	932,341	3,451	1.50
Total	6,284,541	13,936	0.89	4,984,454	10,214	0.81	4,968,925	8,639	0.71
FHLB Advances	631,329	2,824	1.80	412,073	2,075	2.00	339,686	1,839	2.20
Securities sold under agreements to repurchase	82,105	95	0.47	68,257	85	0.49	65,295	55	0.34
Other borrowings	118,851	1,707	5.78	96,712	1,347	5.53	99,517	1,501	6.12
Total interest-bearing liabilities	7,116,826	18,562	1.05	5,561,496	13,721	0.98	5,473,423	12,034	0.89
Non-interest-bearing deposits	1,687,582			1,393,002			1,211,934
Non-interest-bearing liabilities	113,477			92,014			55,975
Total liabilities	8,917,885			7,046,512			6,741,332
Stockholders’ equity	1,414,924			1,145,665			1,097,984
Total liabilities and equity	$10,332,809			$8,192,177			$7,839,316
Net interest income		$79,645			$63,354			$64,388
Net interest rate spread (3)			3.29%			3.26%			3.59%
Net interest margin (4)			3.52%			3.48%			3.78%
Total cost of deposits (including non-interest-bearing deposits)			0.70%			0.64%			0.57%

(1)	Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost.

(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated credit loss allowances and includes loans held for sale and non-performing loans.

(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Selected Financial Condition Data:
Total assets	$10,489,074	$8,246,145	$8,135,173	$8,029,057	$8,092,948
Debt securities available-for-sale, at estimated fair value	153,738	150,960	127,308	123,610	122,558
Debt securities held-to-maturity, net of allowance for credit losses	914,255	768,873	819,253	863,838	900,614
Equity investments, at estimated fair value	14,409	10,136	10,145	10,002	9,816
Restricted equity investments, at cost	81,005	62,356	62,095	59,425	55,663
Loans receivable, net of allowance for credit losses	7,913,541	6,207,680	6,081,938	5,943,930	5,968,830
Deposits	7,892,067	6,328,777	6,220,855	6,187,487	6,290,485
Federal Home Loan Bank advances	825,824	519,260	512,149	453,646	418,016
Securities sold under agreements to repurchase and other borrowings	210,388	168,540	161,734	158,619	165,753
Stockholders’ equity	1,409,834	1,153,119	1,144,528	1,137,295	1,127,163

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Selected Operating Data:
Interest income	$98,207	$77,075	$76,887	$78,410	$76,422
Interest expense	18,562	13,721	13,495	13,573	12,034
Net interest income	79,645	63,354	63,392	64,837	64,388
Credit loss expense	9,969	355	305	356	620
Net interest income after credit loss expense	69,676	62,999	63,087	64,481	63,768
Other income	13,697	11,231	11,543	9,879	9,512
Operating expenses (excluding branch consolidation and merger related expenses)	51,675	43,589	40,884	43,289	41,827
Branch consolidation expense	2,594	268	1,696	6,695	391
Merger related expenses	8,527	3,742	777	931	5,053
Income before provision for income taxes	20,577	26,631	31,273	23,445	26,009
Provision for income taxes	4,044	3,181	6,302	4,465	4,836
Net income	$16,533	$23,450	$24,971	$18,980	$21,173
Diluted earnings per share	$0.27	$0.47	$0.49	$0.37	$0.42
Net accretion/amortization of purchase accounting adjustments included in net interest income	$5,533	$3,501	$2,769	$3,663	$4,027

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	0.64%	1.14%	1.23%	0.94%	1.10%
Return on average tangible assets (2) (3)	0.68	1.19	1.29	0.99	1.15
Return on average stockholders’ equity (2)	4.70	8.12	8.66	6.73	7.82
Return on average tangible stockholders’ equity (2) (3)	7.50	12.33	13.18	10.32	11.97
Stockholders’ equity to total assets	13.44	13.98	14.07	14.16	13.93
Tangible stockholders’ equity to tangible assets (3)	8.85	9.71	9.73	9.76	9.53
Net interest rate spread	3.29	3.26	3.32	3.45	3.59
Net interest margin	3.52	3.48	3.55	3.66	3.78
Operating expenses to average assets (2)	2.44	2.31	2.13	2.53	2.45
Efficiency ratio (2) (4)	67.28	63.82	57.86	68.14	63.97
Loans to deposits	100.27	98.09	97.77	96.06	94.89

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Trust and Asset Management:
Wealth assets under administration	$173,856	$195,415	$194,137	$199,554	$200,130
Nest Egg	43,528	34,865	23,946	9,755	4,052
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders’ equity per common share at end of period	23.38	22.88	22.57	22.24	22.00
Tangible stockholders’ equity per common share at end of period (3)	14.62	15.13	14.86	14.57	14.32
Common shares outstanding at end of period	60,311,717	50,405,048	50,700,586	51,131,804	51,233,944
Number of full-service customer facilities:	75	56	56	60	63
Quarterly Average Balances
Total securities	$1,186,535	$1,008,461	$1,039,560	$1,080,690	$1,067,150
Loans receivable, net	7,850,662	6,162,808	6,008,325	5,948,312	5,767,887
Total interest-earning assets	9,100,923	7,214,764	7,088,817	7,096,216	6,914,948
Total assets	10,332,809	8,192,177	8,073,238	8,068,899	7,839,316
Interest-bearing transaction deposits	4,825,193	4,053,226	3,971,380	4,051,539	4,036,584
Time deposits	1,459,348	931,228	920,032	934,470	932,341
Total borrowed funds	832,285	577,042	552,998	566,785	504,498
Total interest-bearing liabilities	7,116,826	5,561,496	5,444,410	5,552,794	5,473,423
Non-interest bearing deposits	1,687,582	1,393,002	1,396,259	1,302,147	1,211,934
Stockholders’ equity	1,414,924	1,145,665	1,143,701	1,131,165	1,097,984
Total deposits	7,972,123	6,377,456	6,287,671	6,288,156	6,180,859
Quarterly Yields
Total securities	2.68%	2.59%	2.64%	2.64%	2.64%
Loans receivable, net	4.61	4.53	4.60	4.78	4.85
Total interest-earning assets	4.34	4.24	4.30	4.43	4.48
Interest-bearing transaction deposits	0.64	0.59	0.58	0.58	0.52
Time deposits	1.71	1.78	1.72	1.66	1.50
Borrowed funds	2.24	2.41	2.64	2.70	2.73
Total interest-bearing liabilities	1.05	0.98	0.98	0.98	0.89
Net interest spread	3.29	3.26	3.32	3.45	3.59
Net interest margin	3.52	3.48	3.55	3.66	3.78
Total deposits	0.70	0.64	0.62	0.62	0.57

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.

(2)
Performance ratios for each period include merger related expenses, branch consolidation expenses, opening credit loss expense, non-recurring professional fees, compensation expense due to the retirement of an executive officer, the reduction in income tax expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code. Refer to Other Items - Non-GAAP Reconciliation for impact of these items.

(3)	Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.

(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Core earnings:
Net income	$16,533	$23,450	$24,971	$18,980	$21,173
Non-recurring items:
Add: Merger related expenses	8,527	3,742	777	931	5,053
Branch consolidation expenses	2,594	268	1,696	6,695	391
Two River & Country Bank opening credit loss expense under the CECL model	2,447	—	—	—	—
Non-recurring professional fees	—	1,274	750	—	—
Compensation expense due to the retirement of an executive officer	—	—	—	1,256	—
Income tax benefit related to change in New Jersey tax code	—	(2,205)	—	—	—
Less: Income tax expense on items	(3,121)	(793)	(663)	(1,867)	(1,039)
Core earnings	$26,980	$25,736	$27,531	$25,995	$25,578
Core diluted earnings per share	$0.45	$0.51	$0.54	$0.51	$0.51

Core ratios (Annualized):
Return on average assets	1.05%	1.25%	1.35%	1.29%	1.32%
Return on average tangible assets	1.11	1.31	1.42	1.36	1.39
Return on average tangible stockholders’ equity	12.25	13.53	14.53	14.14	14.46
Efficiency ratio	55.36	56.73	53.56	56.26	56.60

(continued)

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Total stockholders’ equity	$1,409,834	$1,153,119	$1,144,528	$1,137,295	$1,127,163
Less:
Goodwill	500,093	374,632	374,537	374,592	375,096
Core deposit intangible	28,276	15,607	16,605	17,614	18,629
Tangible stockholders’ equity	$881,465	$762,880	$753,386	$745,089	$733,438

Total assets	$10,489,074	$8,246,145	$8,135,173	$8,029,057	$8,092,948
Less:
Goodwill	500,093	374,632	374,537	374,592	375,096
Core deposit intangible	28,276	15,607	16,605	17,614	18,629
Tangible assets	$9,960,705	$7,855,906	$7,744,031	$7,636,851	$7,699,223
Tangible stockholders’ equity to tangible assets	8.85%	9.71%	9.73%	9.76%	9.53%

(continued)
ACQUISITION DATE - FAIR VALUE BALANCE SHEET
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Capital Bank, net of the total consideration paid (in thousands):

	At January 31, 2019
	Capital Bank Book Value	Purchase Accounting Adjustments	Fair Value
Total Purchase Price:			$76,834
Assets acquired:
Cash and cash equivalents	$59,748	$—	$59,748
Securities	103,798	(23)	103,775
Loans	312,320	(5,020)	307,300
Accrued interest receivable	1,387	3	1,390
Bank Owned Life Insurance	10,460	—	10,460
Deferred tax asset	1,605	2,496	4,101
Other assets	9,384	(4,404)	4,980
Core deposit intangible	—	2,662	2,662
Total assets acquired	498,702	(4,286)	494,416
Liabilities assumed:
Deposits	(448,792)	(226)	(449,018)
Other liabilities	(827)	(4,383)	(5,210)
Total liabilities assumed	(449,619)	(4,609)	(454,228)
Net assets acquired	$49,083	$(8,895)	$40,188
Goodwill recorded in the merger			$36,646
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. On January 31, 2020, the Company finalized its review of the acquired assets and liabilities and will not be recording any further adjustments to the carrying value.

(continued)
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Two River, net of the total consideration paid (in thousands):

	At January 1, 2020
	Two River Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total Purchase Price:			$197,050
Assets acquired:
Cash and cash equivalents	$51,102	$—	$51,102
Securities	62,832	1,549	64,381
Loans	940,885	(49)	940,836
Accrued interest receivable	2,382	—	2,382
Bank Owned Life Insurance	22,440	—	22,440
Deferred tax asset	5,201	(1,850)	3,351
Other assets	18,662	(2,700)	15,962
Core deposit intangible	—	12,130	12,130
Total assets acquired	1,103,504	9,080	1,112,584
Liabilities assumed:
Deposits	(939,132)	(2,618)	(941,750)
Other liabilities	(58,935)	(21)	(58,956)
Total liabilities assumed	(998,067)	(2,639)	(1,000,706)
Net assets acquired	$105,437	$6,441	$111,878
Goodwill recorded in the merger			$85,172
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to recorded carrying values may be required.

(continued)
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Country Bank, net of the total consideration paid (in thousands):

	At January 1, 2020
	Country Bank Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total Purchase Price:			$112,836
Assets acquired:
Cash and cash equivalents	$20,799	$—	$20,799
Securities	144,460	39	144,499
Loans	614,285	4,376	618,661
Accrued interest receivable	1,779	—	1,779
Bank Owned Life Insurance	—	—	—
Deferred tax asset	(3,254)	(897)	(4,151)
Other assets	10,327	(1,134)	9,193
Core deposit intangible	—	2,117	2,117
Total assets acquired	788,396	4,501	792,897
Liabilities assumed:
Deposits	(649,399)	(3,254)	(652,653)
Other liabilities	(69,244)	1,980	(67,264)
Total liabilities assumed	(718,643)	(1,274)	(719,917)
Net assets acquired	$69,753	$3,227	$72,980
Goodwill recorded in the merger			$39,856
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to recorded carrying values may be required.